maxtistelecom
world leader in premium rate numbers

# SERVICE AGREEMENT

Between the undersigned:

**MAXTIS-DING, s.r.o.**, **DING** a company, having its registered office at Mala Stupartska 7, Prague 1, 110 00
Hereinafter referred to as MAXTIS-DING-DING

Party of the first part and:

**Customers details**
First name: Joshua
Second name: Travagli
Company name: SpeedTelecom1 LLC
Address: New York, NY, 10562
Country: United States
Email address: sales@speed-tel.com
Telephone: +1 6464174884

### 1. Definition of the service

The Service is designed to allow Client (reseller and/or content provider) to generate revenues from a data or voice call program. Sales are initiated by and charged to users through their existing fixed telephone and mobile telephone bills. MAXTIS-DING -DING collects in the revenue and pays out to the Client.

### 2. Service Restrictions

It is the responsibility of the Client to ensure their usage of the voice call program is in compliance with all the countries guidelines and regulations. The customer warrants and undertakes that it shall verify the service complies with any relevant legislative and regulatory provisions and shall not use the service for any illegal or immoral purpose and shall indemnify MAXTIS-DING in respect of any liability incurred as a result of a breach by the Customer of this clause.
The Client is acting on his own behalf and company name with his web content and takes full responsibility of his actions and any costs associated with them. The Client also agrees to the following conditions:

1 To adhere to all national and international legal requirements. The Client independently accepts all responsibility to be in legal compliance. MAXTIS-DING rejects all legal responsibility for the distribution of the services via activities originated by the Client. The Client absolves MAXTIS-DING of this responsibility.

2 No unsolicited e-mail , sms or missed call „spamming“ campaign may be implemented by the Client.

3 To refrain from any activities that could potentially infringe upon the rights of third persons or parties.

4 **Commercial / Contractual Requirements**
End Users will be billed on their standard fixed or mobile telephone bills.

5 **Pricing/Commission Payments**
End Users will be billed by their telephony provider who will own the billing relationship and debt management for the service.
MAXTIS-DING will pay Customer commissions based on Annex 1, based on revenue received through interconnect billing. Where revenue is held back by the telephony provider or as a result of an

investigation this portion of the revenue will be deducted from the Client's payment until the revenues are transferred to MAXTIS-DING or the dispute is resolved.

**6. Change Control**

MAXTIS-DING reserves the right to make alterations to the services provided, as long as there is no detriment in the quality of service, on reasonable notice.

**7. Compliance with all the countries guidelines and regulations**

It is the Client responsibility to ensure their usage of the premium rate numbers is in compliance with all the countries guidelines and regulations.

***7.1 Fraud Prevention***

It is the obligation of the Client to prove to Maxtis-Ding that they are not committing fraud. Maxtis-Ding will hold client's payment in 'Pending Status' until they have satisfactorily provided evidence that they are not defrauding the system. Maxtis-Ding will flag accounts that:

- Have hold time per call that are much higher than industry averages and where solid justification is not evident.

- Have only one or a few reaccuring CLI or even no CLI.Client irrevocably covenants, promises and agrees to indemnify Maxtis-Ding and to hold Maxtis-Ding harmless from and against any and all losses, claims, expenses, suits, damages, costs, demands or liabilities, arising from any and all claims and lawsuits for any violation as well as all other claims resulting from Client's Telecom traffic.

If any Client violates or refuses to take part in their responsibilities, or commits fraudulent activity against us, Maxtis-Ding reserves the right to withhold payment and take appropriate legal action to cover its damages.

**8. Term and termination**

This agreement shall take effect from the execution date bellow and shall continue in force for one year. The minimum Service period for a Customer is for one year although there is no usage based obligation during that period.

**9 . Force majeure**

Notwithstanding anything herein to the contrary, neither party shall be liable for any delay or failure in performance of any part of this agreement (other than for payment obligations) to the extent such delay or failure shall suspend this agreement until the force majeure event ceases.

**10. Dispute resolution**

In the event of a dispute between the parties concerning the agreement each of the parties shall, in the first instance, bring the dispute at the earliest opportunity to the attention of a Director or similar officer of such party. The parties shall then try to settle their dispute within a fifteen (15) days period. At the end of such period, each party may bring the dispute to court in accordance with article 10

**11. Governing law**

This agreement shall be governed and construed in accordance with jurisdiction of courts of country that parties will agree on.

**12. Entire agreement**

Save as expressly stated herein, this agreement and the attached appendix (payouts) represent the entire understanding between the parties relating to the subject matter hereof and supersedes all previous agreements, understandings or commitments between the parties whether oral or written with respect to the subject matter hereof.

**13. Breaking contractual terms**

In the event of a justified doubt that a particular procedure does not conform to the contractual terms or the applicable legal clauses, Maxtis-Ding is entitled to prevent its use in certain countries or to make its use dependent upon additional relevant information.
In the event of systematic commercial use of volatile margin formations in international linkup markets by Client or a third party and the subsequent legal or official pursuance (justified doubt is sufficient) or prosecution of Client or MAXTIS-DING or the third party, Client shall maintain Maxtis-Ding completely clear of any loss. Client shall particularly assume the sole responsibility towards Maxtis-Ding as regards the legitimacy of such commercial use. Complaints or enquiries or queries regarding starting of procedures by end clients, companies, authorities or courts directed to Maxtis-Ding, which result from the claimed illegality of such commercial use, shall be forwarded by Maxtis-Ding to Client without any exceptions.

**Payment terms:**

MAXTIS-DING will pay Customer commissions based on revenue received through interconnect billing. Where revenue is held back by the telephony provider or as a result of an investigation this portion of the revenue will be deducted from the Client's payment until the revenues are transferred to MAXTIS-DING or the dispute is resolved.

Please note that total amounts under 100 EUR will not be transferred, and will be conserved in your account and sent out along with the next payment, if next payment is greater than 100 EUR.

Payout rates in the official ratecard found on Maxtis-Ding.com and sent to customers are mainly for orientational use. Official rates are applied according to the terms of agreement. Maxtis-Ding telecom has the right to change contract conditions and terms including rates, in which case the client will be informed one week before new conditions are applied.

**Anex 1: Price list**

| Country of termination | Prefix | Payout per minute per minute | Payment terms schedule* |
|---|---|---|---|
| Latvia NEW | 371 810 | € 0,10 | Weekly |
| Lithuania | 370 | € 0,12 | Weekly |
| Latvia NEW payment terms! | 371651 | € 0,08 | Weekly |
| Congo/ Zaire 243 1239 | 2 431 239 | € 0,19 | Weekly |
| Congo/ Zaire 243 428 | 243 428 | € 0,21 | Weekly |

| | | | |
|---|---|---|---|
| Estonia | 372 | € 0,08 | Weekly |
| Spain | 349 | € 0,02 | Weekly |
| Zimbabwe | 263 | $0,10 | Weekly |
| Somalia NEW range NEW | 252 | $0,15 | Biweekly |
| Sierra Leone NEW payment terms! | 232 | $0,15 | 50% Biweekly, rest at 45 days EOM |
| Lithuania Mobile- Peak** | 370 647 | € 0,04 | 45 days EOM |
| Romania | 403 | $ 0,15 | 45 days EOM |
| Albania Mobile | 355 | € 0,04 | 45 days EOM |
| Latvia | 371 | € 0,11 | 45 days EOM |
| Eritrea | 291 | € 0,04 | 45 days EOM |
| Sao Tome | 239 | $ 0,25 | 45 days EOM |
| Congo/ Zaire 243 42 | 243 | € 0,29 | 45 days EOM |
| Congo/ Zaire 243 123 | 243 | € 0,28 | 45 days EOM |
| Congo / Zaire 243 127 | 243 | € 0,20 | 45 days EOM |
| Madagascar | 261 | € 0,20 | 45 days EOM |
| Niger | 227 | € 0,15 | 45 days EOM |
| Togo | 228 | € 0,21 | 45 days EOM |
| Burkina Faso | 226 | $ 0,14 | 45 days EOM |
| Nauru | 674 | $0,15 | 45 days EOM |
| Liechtenstein | 423 7 | € 0,12 | 45 days EOM |
| Solomon | 677 | $0,15 | 45 days EOM |
| Zimbabwe | 263 | $0,11 | 45 days EOM |
| Ivory Coast | 225 | € 0,12 | 45 days EOM |
| Bulgaria | 359 | € 0,09 | 45 days EOM |
| Georgia | 995 | € 0,10 | 45 days EOM |
| Switzerland Mobile | 417 | € 0,05 | 45 days EOM |
| UK mobile | 4475 | € 0,04 | 45 days EOM |
| Tuvalu | 688 | $0,12 | 45 days EOM |
| St Helena for Ireland | 290 | $0,43 | 45 days EOM |
| East Timor | 670 | $0,15 | 45 days EOM |

| Country of termination | Prefix | Payout per minute per minute | Payment terms schedule* |
|---|---|---|---|
| GlobalSTar Avrasya | 881 990 | $ 0,45 | 60 days EOM |
| San Marino | 378 77 | € 0,15 | 60 days EOM |
| San Marino | 378 66 | € 0,04 | 60 days EOM |
| Central African Republic | 236 | $ 0,25 | 60 days EOM |
| Emsat | 8821 | € 0,45 | 60 days EOM |
| East Timor | 670 | $0,17 | 60 days EOM |
| Wallis&Futuna | 681 | $0,35 | 60 days EOM |

Maxtis-Ding s.r.o. DING
Králodvorská 16, Praha 1
Czech Republic

tel: + 420 222 252 551
fax: + 420 222 253 514

IČO: 27094901
DIČ: CZ27094901

maxtistelecom
world leader in premium rate numbers

| | | | |
|---|---|---|---|
| Oratio | 88233 | € 0,45 | 60 days EOM |
| Antarctica | 88234 | € 0,45 | 60 days EOM |
| Ellipso | 8813 | € 0,45 | 60 days EOM |
| Seychelles | 248 | $0,35 | 60 days EOM |

**WEEKLY** payment schedule:
Minutes from Monday to Sunday are paid within 3 official working days.

**45 days EOM** schedule
Minutes from 1st to end of month are paid 45 days after end of current month

**60 days EOM** schedule
Minutes from 1st to end of month are paid 60 days after end of current month

**Maxtis-Ding**

Date:
Signature:

**Customer SpeedTelecom1 LLC.**

Name: JOSHUA Travagli
Title: CEO

Date: 17 July 2023
Signature:

**Maxtis-Ding s.r.o. DING**
Králodvorská 16, Praha 1
Czech Republic

tel: + 420 222 252 551
fax: + 420 222 253 514

IČO: 27094901
DIČ: CZ27094901